Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Alamos Gold Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be paid	Equity	Class A Common Shares (1)	457(h)	25,460	$17.49 (2)	$445,295.40	0.00014760	$65.73

	Total Offering Amounts					$445,295.40		$65.73

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$65.73

(1)
Class A Common Shares of Alamos Gold Inc. issuable upon exercise of outstanding options and options to be granted under the Alamos Gold Inc. Legacy Stock Option Plan (Argonaut) (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), includes any additional Class A Common Shares that become issuable under the Plan by reason of any share dividend, share split, recapitalization or other similar transaction.

(2)
Estimated pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee for Class A Common Shares to be issued pursuant to the Plan, based on the average of the high and low prices reported for a Class A Common Share on the New York Stock Exchange on July 12, 2024, which was US$17.49 per share.